Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form 10 of our report dated May 6, 2020, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of and for the year ended December 31, 2019, which appears in this Registration Statement of Reliance Global Group, Inc.

/s/ Mazars USA LLP
Fort Washington, Pennsylvania
June 22, 2020